Exhibit 99.1

[GEORGIA BANCSHARES, INC. LETTERHEAD]

July 28, 2005

To Our Shareholders:

As you may know, we’ve been a public company since December 2001.  This means that we’ve been required to comply with extensive Securities and Exchange Commission (SEC) disclosure and reporting requirements, including those prescribed under the Sarbanes-Oxley Act.  These requirements include preparing and filing a variety of reports with the SEC regarding our financial condition, operations, management and other aspects of our business, and having these reports reviewed by outside counsel and independent auditors.

The cost of complying with current SEC requirements is substantial, amounting to well over $100,000 in direct and indirect costs each year.  We expect that this expense in the coming year will exceed $250,000 as a result of additional auditing and consulting costs we will incur in order to prepare an internal controls report mandated by the Sarbanes-Oxley Act.  In addition to these direct costs, our entire management team will be burdened with complying with mandated SEC requirements instead of focusing on serving our customers and the communities in which we operate.

In view of these issues, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe taking our company private by the means described below will provide a more efficient means of using our capital to benefit our shareholders.  Because our trading volume is so low, buyers and sellers of our stock are not always available at consistent trading prices.  We believe this inefficient trading market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our SEC registration.

To take our company private, we will need to reduce our number of record holders of our common stock below 300.  To do this, we plan to create a new class of preferred stock and engage in a reclassification transaction in which holders of fewer than 1,500 shares of common stock as of the closing  of the transaction will receive preferred stock in exchange for their shares of their common stock on a one-for-one basis.   All other shareholders would retain their shares of common stock and be unaffected by the transaction.  The preferred stock will have the following characteristics:

•                  Nonvoting except on a proposal to effect a change of control of our company (i.e., sell the bank), in which case the shares would vote with the common stock as a single class, with one vote per share.

•                  A 10% dividend preference as compared to the common stock.

•                  Liquidation preference greater of the then-current book value of the preferred stock, the amount paid in liquidation on the common stock, or the book value of the  common stock as of June 30, 2005.

•                  Immediately prior to a change of control of our company, the preferred stock will convert to common stock, which means that the preferred shareholders will be entitled to receive the same amount and kind of consideration as is paid to the common shareholders.

•                  To ensure that the number of preferred shareholders does not increase to a point requiring registration, our company will have the right to repurchase any or the outstanding shares of the preferred stock at any time at a price equal to the greater of: (i) the then-current book value of the preferred stock;  (ii) the then-current fair market value of the preferred stock; or (iii) the then-current fair market value of the common stock.

The end result of this transaction will be that we will have fewer than 300 shareholders of record of our existing class of common stock and fewer than 500 shareholders of record of the newly created preferred stock.  This will allow us to cease being a public company without incurring additional capital costs while enabling all of our shareholders to retain an equity ownership in our company.

The reclassification will be effected by means of amendments to our holding company’s articles of incorporation describing the transaction’s effect and containing the terms of the preferred stock.  The Board has approved the transaction and will submit the reclassification amendment to our shareholders for approval at a special meeting of shareholders along with a proxy statement describing the reclassification.  We’ll mail you the proxy statement following completion of SEC review, which we anticipate will occur later this year.  We plan to close the reclassification transaction promptly after the shareholders’ meeting, assuming shareholder approval is received.  Please see “Additional Legal Information” below for more information about the proxy statement.

Thank you for your continuing interest in our bank.  We’ll be in touch with more information as we continue forward with this transaction.

Sincerely,

/s/ Pat Shepherd

Pat Shepherd
President and CEO

Additional  Information About the Proxy Statement

We plan to file  a preliminary proxy statement regarding the reclassification described above with the SEC and will file a definitive proxy statement upon completion of SEC review.  Before making any voting decisions, investors and shareholders are urged to read the proxy statement carefully in its entirety when it becomes available, as it will contain important information about the reclassification.  A definitive proxy statement will be sent to the shareholders of the Company seeking their approval of the reclassification.  Investors and shareholders may obtain free copies of the preliminary and definitive proxy statements, when they become available, and other documents filed with, or furnished to, the SEC by the Company at the SEC’s website at http://www.sec.gov.  Copies of the proxy statement and other documents filed with the SEC may also be obtained for free from the Company by directing a written request to Georgia Bancshares, Inc., 100 Westpark Drive, Peachtree City, Georgia 30269, attn: C. Lynn Gable, Chief Financial Officer, telephone 770- 631-9488..

Georgia Bancshares, Inc., its directors, executive officers and certain members of management and employees may be soliciting proxies from shareholders in favor of approval of the reclassification.  Information regarding such officers and directors  is included in the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A on April 14, 2005.